Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Allison Kleinfelter
mpoole@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Third-Quarter 2023 Financial Results;
Reaffirms 2023 Net Sales and Earnings Outlook

HERSHEY, Pa., October 26, 2023 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the third quarter ended October 1, 2023, and reaffirmed its 2023 net sales and earnings outlook.

“We remain on track to deliver our full-year sales and earnings commitments after delivering strong third-quarter seasonal sell-in and successfully implementing our new Salty Snacks ERP system in October,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “As we exit the year, our retail teams are building impactful displays to engage consumers and drive demand while we increase brand investment and partner with retailers to launch exciting innovation to get 2024 off to a fast start.”

Third-Quarter 2023 Financial Results Summary1
•Consolidated net sales of $3,030.0 million, an increase of 11.1%.
•Organic, constant currency net sales increased 10.7%.
•Reported net income of $518.6 million, or $2.52 per share-diluted, an increase of 29.9%.
•Adjusted earnings per share-diluted of $2.60, an increase of 19.8%.

1 All comparisons for the third quarter of 2023 are with respect to the third quarter ended October 2, 2022

2023 Full-Year Financial Outlook
The Company is reiterating its net sales growth, reported earnings per share, and adjusted earnings per share outlook for the year.

2023 Full-Year Outlook	Current Guidance
Net sales growth	~8%
Reported earnings per share growth	13% - 15%
Adjusted earnings per share growth	11% - 12%

The Company also expects:
•An overall tax outlook that is relatively unchanged but reflects a higher investment in tax credits and a lower tax rate versus the previous outlook:
◦A reported and adjusted effective tax rate of approximately 15%;
◦Other expense, which primarily reflects the write-down of equity investments that qualify for a tax credit, of approximately $225 million to $230 million;
•Interest expense of approximately $155 million; and
•Capital expenditures of approximately $800 million to $850 million, driven by core confection capacity expansion and continued investments in digital infrastructure including the build and upgrade of a new ERP system across the enterprise.
Below is a reconciliation of projected 2023 and full-year 2022 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2023 (Projected)	2022
Reported EPS – Diluted	$9.03 - $9.15	$7.96
Derivative mark-to-market gains	—	0.38
Business realignment activities	0.01	0.02
Acquisition and integration-related activities	0.50 - 0.54	0.24
Other miscellaneous losses	—	0.07
Tax effect of all adjustments reflected above	(0.12)	(0.15)
Adjusted EPS – Diluted	$9.46 - $9.54	$8.52

2023 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Third-Quarter 2023 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended October 1, 2023
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Organic Price	Organic Volume/Mix
North America Confectionery	9.9%	(0.2)%	10.1%	11.1%	(1.0)%

North America Salty Snacks	25.5%	—%	25.5%	3.3%	22.2%

International	4.4%	5.6%	(1.2)%	4.1%	(5.3)%

Total Company	11.1%	0.4%	10.7%	9.8%	0.9%

The Company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Third-Quarter 2023 Consolidated Results
Consolidated net sales increased 11.1% to $3,030.0 million in the third quarter of 2023. Organic, constant currency net sales increased 10.7%, driven primarily by price realization. Volumes increased slightly, driven by planned inventory increases within the North America Salty Snacks segment ahead of our early October ERP system implementation.

Reported gross margin was 44.9% in the third quarter of 2023, compared to 40.6% in the third quarter of 2022, an increase of 430 basis points driven by price realization. Adjusted gross margin was 44.9% in the third quarter of 2023, an increase of 240 basis points compared to the third quarter of 2022. Price realization and productivity more than offset higher manufacturing, commodity and overhead costs.

Selling, marketing and administrative expenses increased 13.1% in the third quarter of 2023 versus the third quarter of 2022, driven by media increases and capability investments. Advertising and related consumer marketing expenses increased 20.0% in the third quarter of 2023 versus the same period last year, with higher investments across segments. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 9.9% versus the third quarter of 2022 driven by wage and benefits inflation, as well as capability and technology investments.

Third-quarter 2023 reported operating profit was $735.9 million, an increase of 32.2%, resulting in a reported operating profit margin of 24.3%, an increase of 390 basis points versus the prior year period. This increase was driven by price realization and productivity, which more than offset higher brand investment, acquisition-related integration costs and inflation. Adjusted operating profit of $753.4 million increased 22.4% versus the third quarter of 2022, resulting in an adjusted operating profit margin of 24.9%, an increase of 230 basis points. This increase was driven by price realization and productivity, which more than offset increased brand and capability investment and supply chain inflation.

The reported effective tax rate in the third quarter of 2023 was 20.6%, an increase of 500 basis points versus the third quarter of 2022. The adjusted effective tax rate was 20.4%, an increase of 450 basis points versus the third quarter of 2022. Both the reported and adjusted effective tax rate increases were driven by a decrease in renewable energy tax credits versus the year-ago period.

The company’s third-quarter 2023 results, as prepared in accordance with GAAP, included items positively impacting comparability of $17.5 million, or $0.08 per share-diluted. For the third quarter of 2022, items positively impacting comparability totaled $58.7 million, or $0.23 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022

Derivative mark-to-market losses	$1.8	$50.1	$0.01	$0.24
Business realignment activities	(0.4)	0.4	—	—
Acquisition and integration-related activities	16.1	8.2	0.08	0.04
Tax effect of all adjustments reflected above	—	—	(0.01)	(0.05)
	$17.5	$58.7	$0.08	$0.23

Segment performance for the third quarter of 2023 versus the prior year period is detailed below. See the table on components of net sales growth and the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery

Hershey’s North America Confectionery segment net sales were $2,457.6 million in the third quarter of 2023, an increase of 9.9% versus the same period last year. Organic, constant currency net sales increased 10.1% as double-digit price realization more than offset volume declines related to price elasticity.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway in the multi-outlet plus convenience store channels (MULO+C) increased 2.5% for the 12-week period ended October 1, 2023. Hershey’s CMG share declined approximately 120 basis points due to unfavorable category mix and increased competitive innovation. Organic net sales growth outpaced retail takeaway due to the timing of seasonal shipments versus sell-through and growth in non-measured channels.

The North America Confectionery segment reported segment income of $847.5 million in the third quarter of 2023, an increase of 19.9% versus the prior year period, resulting in a segment margin of 34.5% in the quarter, an increase of 290 basis points. Gains were driven by sales growth and gross margin expansion, which more than offset higher brand and capability investments.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $345.2 million in the third quarter of 2023, an increase of 25.5% versus the same period last year driven by volume and price realization. Volume increased 22.2%, reflecting an approximate 16-point benefit from planned inventory increases related to our ERP implementation in October. Excluding this inventory impact, the base business grew approximately mid-single digits, with growth balanced across volume and price.

Hershey’s U.S. salty snack retail takeaway for the 12-week period ended October 1, 2023 in MULO+C was flat. SkinnyPop ready-to-eat popcorn takeaway declined 3.9%, reflecting a slowdown in consumption trends in the popcorn category and increased competitive merchandising, resulting in a segment share decline of 80 basis points. Dot’s Homestyle Pretzels retail sales increased 17.6%, resulting in a 160 basis point pretzel category share gain.

North America Salty Snacks segment income was $57.4 million in the third quarter of 2023, an increase of 29.0% versus the third quarter of 2022, resulting in a segment margin of 16.6%, an increase of 40 basis points versus the prior year period. Volume leverage, price realization and productivity offset higher brand and capability investments and increased supply chain costs. Supply chain costs included approximately $10 million of expenses incurred related to the removal of certain Paqui branded items from retail shelves and warehouses in the quarter.

International

Third-quarter 2023 net sales for Hershey’s International segment increased 4.4% versus the same period last year to $227.2 million. Organic, constant currency net sales decreased 1.2% as mid-single-digit pricing was more than offset by lower volume. This volume deceleration partly reflects planned items, such as the discontinuation of a dairy beverage product line in Mexico and a later holiday season in India, in addition to increased competitive activity and a moderation of growth rates in our categories globally.

The International segment reported a $31.7 million profit in the third quarter of 2023, reflecting a decrease of $3.7 million versus the prior year period as sales growth and margin expansion were more than offset by higher brand and capability investments. This resulted in a segment margin of 13.9%, a decrease of 230 basis points versus the prior year period.

Unallocated Corporate Expense

Hershey’s unallocated corporate expense in the third quarter of 2023 was $183.1 million, an increase of $11.8 million, or 6.8%, versus the same period of 2022. This increase was driven by higher compensation and benefit costs, as well as capability and technology investments, including the upgrade of the Company’s ERP system and related amortization.

Live Webcast

At approximately 7 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its third-quarter 2023 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company’s website.

Note: In this release, for the third quarter of 2023, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities and acquisition and integration-related activities. The company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	October 1, 2023	October 2, 2022
Reported gross profit	$1,360,253	$1,108,500
Derivative mark-to-market (gains) losses	1,752	50,065
Business realignment activities	(506)	(1)
Acquisition and integration-related activities	15	65
Non-GAAP gross profit	$1,361,514	$1,158,629

Reported operating profit	$735,949	$556,620
Derivative mark-to-market (gains) losses	1,752	50,065
Business realignment activities	(426)	393
Acquisition and integration-related activities	16,125	8,215
Non-GAAP operating profit	$753,400	$615,293

Reported provision for income taxes	$134,836	$73,598
Derivative mark-to-market (gains) losses*	(1,853)	9,045
Business realignment activities*	(133)	80
Acquisition and integration-related activities*	3,879	1,970
Non-GAAP provision for income taxes	$136,729	$84,693

Reported net income	$518,577	$399,487
Derivative mark-to-market (gains) losses	3,605	41,020
Business realignment activities	(293)	313
Acquisition and integration-related activities	12,246	6,245
Non-GAAP net income	$534,135	$447,065

Reported EPS - Diluted	$2.52	$1.94
Derivative mark-to-market (gains) losses	0.01	0.24
Acquisition and integration-related activities	0.08	0.04
Tax effect of all adjustments reflected above**	(0.01)	(0.05)
Non-GAAP EPS - Diluted	$2.60	$2.17

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	October 1, 2023	October 2, 2022
As reported gross margin	44.9%	40.6%
Non-GAAP gross margin (1)	44.9%	42.5%

As reported operating profit margin	24.3%	20.4%
Non-GAAP operating profit margin (2)	24.9%	22.6%

As reported effective tax rate	20.6%	15.6%
Non-GAAP effective tax rate (3)	20.4%	15.9%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market (gains) losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the third quarter of 2023, we recognized a benefit in business realignment activities. During the third quarter of 2022, business realignment charges related primarily to other third-party costs related to this program, as well as severance and employee benefit costs. This program was completed in 2023.

Acquisition and integration-related activities: During the third quarter of 2023, we incurred costs related to the acquisition of two manufacturing plants from Weaver Popcorn Manufacturing, Inc., the integration of the 2021 acquisitions of Dot’s Pretzels, LLC (“Dot’s”) and Pretzels Inc. (“Pretzels”) into our North America Salty Snacks segment and costs related to building and upgrading our new ERP system for implementation across our North America Salty Snacks segment in the fourth quarter of 2023. During the third quarter of 2022, we incurred costs related to the integration of the 2021 acquisitions of Lily’s Sweets, LLC, Dot’s and Pretzels.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, and other events beyond our control such as the impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2022 and from time to time in our other filings with the U.S. Securities and Exchange Commission. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended October 1, 2023 and October 2, 2022
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Nine Months Ended
			October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022

Net sales			$3,029,987	$2,728,153	$8,507,881	$7,766,956
Cost of sales			1,669,734	1,619,653	4,633,207	4,412,977
Gross profit			1,360,253	1,108,500	3,874,674	3,353,979

Selling, marketing and administrative expense			624,304	551,880	1,777,695	1,619,564
Business realignment costs			—	—	441	274

Operating profit			735,949	556,620	2,096,538	1,734,141
Interest expense, net			39,755	35,378	114,101	101,970
Other (income) expense, net			42,781	48,157	130,248	78,222

Income before income taxes			653,413	473,085	1,852,189	1,553,949
Provision for income taxes			134,836	73,598	339,444	305,428

Net income			$518,577	$399,487	$1,512,745	$1,248,521

Net income per share	- Basic	- Common	$2.60	$2.00	$7.56	$6.23
	- Diluted	- Common	$2.52	$1.94	$7.36	$6.04
	- Basic	- Class B	$2.36	$1.82	$6.93	$5.67

Shares outstanding	- Basic	- Common	150,116	147,169	149,307	146,557
	- Diluted	- Common	205,488	206,274	205,613	206,667
	- Basic	- Class B	54,614	58,114	55,447	59,058

Key margins:
Gross margin			44.9%	40.6%	45.5%	43.2%
Operating profit margin			24.3%	20.4%	24.6%	22.3%
Net margin			17.1%	14.6%	17.8%	16.1%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended October 1, 2023 and October 2, 2022
(unaudited) (in thousands except percentages)

	Three Months Ended			Nine Months Ended
	October 1, 2023	October 2, 2022	% Change	October 1, 2023	October 2, 2022	% Change
Net sales:
North America Confectionery	$2,457,647	$2,235,550	9.9%	$6,902,891	$6,361,695	8.5%
North America Salty Snacks	345,182	275,024	25.5%	887,532	757,443	17.2%
International	227,158	217,579	4.4%	717,458	647,818	10.8%
Total	$3,029,987	$2,728,153	11.1%	$8,507,881	$7,766,956	9.5%

Segment income:
North America Confectionery	$847,469	$706,815	19.9%	$2,392,397	$2,107,564	13.5%
North America Salty Snacks	57,389	44,516	29.0%	147,934	103,250	43.3%
International	31,688	35,379	(10.4)%	127,838	108,058	18.2%
Total segment income	936,546	786,710	19.0%	2,668,169	2,318,872	15.1%
Unallocated corporate expense (1)	183,146	171,417	6.8%	513,284	468,785	9.5%
Unallocated mark-to-market losses on commodity derivatives (2)	1,753	50,065	(96.5)%	5,217	63,524	(91.8)%
(Benefits) costs associated with business realignment initiatives	(426)	393	(208.4)%	3,440	2,373	45.0%
Acquisition and integration-related activities	16,124	8,215	96.3%	49,690	36,481	36.2%
Other miscellaneous losses	—	—	NM	—	13,568	NM
Operating profit	735,949	556,620	32.2%	2,096,538	1,734,141	20.9%
Interest expense, net	39,755	35,378	12.4%	114,101	101,970	11.9%
Other (income) expense, net	42,781	48,157	(11.2)%	130,248	78,222	66.5%
Income before income taxes	$653,413	$473,085	38.1%	$1,852,189	$1,553,949	19.2%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Nine Months Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Segment income as a percent of net sales:
North America Confectionery	34.5%	31.6%	34.7%	33.1%
North America Salty Snacks	16.6%	16.2%	16.7%	13.6%
International	13.9%	16.3%	17.8%	16.7%

The Hershey Company
Consolidated Balance Sheets
as of October 1, 2023 and December 31, 2022
(in thousands of dollars)

Assets	October 1, 2023	December 31, 2022
	(unaudited)
Cash and cash equivalents	$471,252	$463,889
Accounts receivable - trade, net	1,127,728	711,203
Inventories	1,347,820	1,173,119
Prepaid expenses and other	243,617	272,195

Total current assets	3,190,417	2,620,406

Property, plant and equipment, net	3,156,064	2,769,702
Goodwill	2,693,182	2,606,956
Other intangibles	1,907,371	1,966,269
Other non-current assets	950,395	944,989
Deferred income taxes	38,242	40,498

Total assets	$11,935,671	$10,948,820

Liabilities and Stockholders’ Equity

Accounts payable	$1,085,016	$970,558
Accrued liabilities	968,926	832,518
Accrued income taxes	54,864	6,710
Short-term debt	819,880	693,790
Current portion of long-term debt	7,791	753,578

Total current liabilities	2,936,477	3,257,154

Long-term debt	4,086,087	3,343,977
Other long-term liabilities	641,801	719,742
Deferred income taxes	303,666	328,403

Total liabilities	7,968,031	7,649,276

Total stockholders’ equity	3,967,640	3,299,544

Total liabilities and stockholders’ equity	$11,935,671	$10,948,820